Exhibit 10.55(a)


                            ORE PHARMACEUTICALS INC.

                            EXECUTIVE SEVERANCE PLAN


              As Amended and Restated Effective September 29, 2008


SECTION 1.        INTRODUCTION.

         (a) General. Ore Pharmaceuticals Inc. (the "Company" or "Ore Pharmaceuticals") changed its name from Gene Logic, Inc. on December 18, 2007, and corresponding changes have been made in this plan. The Company's Executive Severance Plan (the "Plan") was approved by the Company's Board of Directors of on March 19, 1999 and amended and restated in its entirety effective February 23, 2001 and subsequently further amended and restated in its entirety on September 29, 2008, to read as provided herein.

         (b) Purpose. The purpose of the Plan is to encourage eligible employees of the Company to continue as employees of the Company in the event of a Change of Control (as defined herein) and to provide for the payment of severance benefits to such employees in the event their employment with the Company is terminated, as provided herein, within a specified period preceding or following a Change of Control. Except as otherwise stated herein, this Plan shall supersede both any severance benefit plan, policy or practice previously maintained by the Company and any employment agreement entered into by the Company with an individual employee, but only to the extent that such plan, policy, practice or individual employment agreement addressed the provision of severance benefits under circumstances covered by the Plan. Notwithstanding the foregoing, this Plan shall not limit or restrict in any way the provisions of the Company's Equity Incentive Plan, as amended (the "Equity Incentive Plan"), including but not limited to the provisions of that section entitled "Adjustments upon Changes in Stock," and any provisions of the Plan relating to the treatment of stock awards issued under the Equity Incentive Plan shall be construed only to provide additional benefits to Eligible Employees holding one or more stock awards granted under the Equity Incentive Plan. This Plan document is also the Summary Plan Description for the Plan.

         (c) ERISA. The Plan is intended to be an unfunded employee welfare plan under the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") for the purposes of providing benefits for a select group of management or highly compensated employees.

SECTION 2.        ELIGIBILITY FOR BENEFITS.

         (a) Eligible Employees. "Eligible Employees" are the following individuals: (i) Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and all executive and senior vice presidents of the Company, (ii) selected employees who both (A) hold the title vice president, "director" or "senior director" with the Company or who are officers of any majority owned subsidiary of the Company and (B) are designated by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in its sole and absolute discretion, as eligible to receive benefits under the Plan, which designation shall be reflected in writing on Exhibit A(1) signed by the Chairman of the Compensation Committee, and (iii) the Chairman of the Board of Directors of the Company solely in his or her capacity, and only with reference to Pay, bonus, stock options and other benefits received, as an employee of the Company. No other employees of or consultants to the Company shall be eligible to receive benefits under the Plan. Notwithstanding the above, the Company may exclude any individual who is an Eligible Employee by virtue of his or her office under subsection (i) or (iii) above from benefits hereunder in whole or in part if the Eligible Employee so agrees in writing.


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         (b) Eligibility for Benefits under the Plan. An Eligible Employee shall be eligible for benefits under the Plan if such Eligible Employee's employment with the Company terminates due to an Involuntary Termination Without Cause or a Constructive Termination, in either case on or within three (3) months prior to, upon the occurrence of, or on or within thirteen (13) months following, the effective date of a Change of Control. In addition, an individual who became an Eligible Employee prior to September 29, 2008, shall be eligible for benefits under the Plan if such Eligible Employee's employment with the Company terminates due to death or Disability on or within thirteen (13) months following the effective date of a Change of Control. Except as provided in
Section 3(b), an employee who otherwise is an Eligible Employee will not receive benefits under the Plan if the Eligible Employee's employment with the Company is terminated due to any reason other than Involuntary Termination Without
Cause, Constructive Termination, death or Disability.

         (c) Acknowledgement and Acceptance; Waiver and Release. In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute the form of Acknowledgement and Acceptance of Plan Benefits in the form attached hereto as Exhibit A(2) and, prior to receipt of benefits hereunder, must execute a general waiver and release substantially in the form attached hereto as Exhibit B, with any changes required by law, and not revoke or withdraw such waiver and release.

SECTION 3.        BENEFITS.

         (a) Cash Severance Payment. Eligible Employees who become eligible for benefits under the Plan pursuant to Section 2 hereof will receive the cash severance benefit described in paragraph (i) or (ii) below, as appropriate:

                  (i). If an Eligible Employee terminates employment with the Company due to an Involuntary Termination Without Cause or a Constructive Termination within the time frames of a Change of Control specified in Section 2(b), the cash severance benefit payable under this Plan shall be a lump sum payment equal to twelve (12) months of Pay and an amount equal to the annual maximum bonus award that the Eligible Employee is eligible to receive as of the Termination Date. If an Eligible Employee's bonus is calculated on a monthly or quarterly basis, the maximum bonus award for these purposes shall be the amount derived by annualizing the maximum monthly or quarterly payment. Any bonus payments that have been made to an Eligible Employee during the calendar year that includes the Termination Date (excluding payments that were earned in past years) will reduce the amount of the maximum annual bonus award herein.


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                  (ii). If an individual who became an Eligible Employee prior to September 29, 2008, terminates employment as an Eligible Employee with the Company due to death or Disability within the time frames of a Change of Control specified in Section 2(b) and who has not waived payment of cash severance under this Plan due to death or Disability , the cash severance benefit payable under this Plan shall be a lump sum payment equal to six (6) months of Pay and an amount equal to the annual maximum bonus award that the Eligible Employee is eligible to receive as of the Termination Date. If an Eligible Employee's bonus is calculated on a monthly or quarterly basis, the maximum bonus award for these purposes shall be the amount derived by annualizing the maximum monthly or quarterly payment. Any bonus payments that have been made to an Eligible Employee during the calendar year that includes the Termination Date (excluding payments that were earned in past years) will reduce the amount of the maximum annual bonus award herein.

         (b) Stock Options. Notwithstanding anything herein to the contrary, as to Eligible Employees who remain in the employment of the Company on the date of a Change of Control, or whose employment was terminated within three (3) months beforehand due to Involuntary Termination Without Cause or Constructive Termination, (i) stock options, if any, that were previously granted to the Eligible Employee under the Company's discretionary stock plans, including, without limitation, the Company's 1997 Equity Incentive Plan, shall become 100% fully vested on the date of the Change of Control (although the term of such options shall not be extended), and (ii) the Company's repurchase option with respect to any unvested option shares that were acquired on or before the Change of Control will expire in full.

         (c)      COBRA Continuation.

                  (i) Each Eligible Employee who is enrolled in a group health plan sponsored by the Company may be eligible to continue coverage under such group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the time of the Eligible Employee's termination of employment. The Company will notify the individual of any such right to continue health coverage at the time of termination.

                  (ii) Each Eligible Employee who terminates employment with the Company due to Involuntary Termination Without Cause, Constructive Termination, death or Disability within the time frames of a Change of Control specified in
Section 2(b) and who was enrolled in a group health plan sponsored by the Company on the Eligible Employee's Termination Date will be entitled to the following COBRA premium payments. The Company will pay the Eligible Employee's COBRA premiums during the Severance Period. The Company will pay the COBRA premiums for the Eligible Employee's dependents during the Severance Period if, and only to the extent that, such dependents were enrolled in a group health plan sponsored by the Company prior to the Eligible Employee's Termination Date and some or all of such dependents' premiums under such plan were paid by the Company prior to the Eligible Employee's Termination Date. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable premiums during the Severance Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee's payment required under COBRA. Therefore, the period during which an Eligible Employee must elect to continue the Company's group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay premiums that the Company pays during the Severance Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Severance Period the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period, if any.


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

         (d) Outplacement Benefits. Each Eligible Employee will receive outplacement services through a vendor and program of the Company's choice following the Eligible Employee's Involuntary Termination Without Cause or Constructive Termination within the time frames of a Change of Control specified in Section 2(b). Such outplacement services must commence within twelve (12) months after the Eligible Employee's Termination Date and be completed within eighteen (18) months after such Termination Date. Payment for such outplacement services shall be made directly to the service provider, and the Company shall not be obligated to make any payments to the Eligible Employee regardless of whether he or she utilizes such outplacement services and what the cost of any such outplacement services are. The total cost to the Company of such outplacement services on an Eligible Employee's behalf shall not exceed a reasonable amount, taking into account all facts and circumstances, including the position of the Eligible Employee with the Company at termination of employment and the going rate for such services at that time.

SECTION 4.        LIMITATIONS ON BENEFITS.

         (a)      Parachute Payments.

                  (i) If any payment or benefit an Eligible Employee would receive under this Plan ("Payment"), when combined with any other payment or benefit such Eligible Employee receives which is treated as contingent on the occurrence of a change in ownership of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account applicable federal, state and local employment taxes, income taxes, the Excise Tax, and any other applicable taxes, results in the Eligible Employee's receipt, on an after-tax basis, of the greater portion of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

                  (ii) Unless the Company and Eligible Employee otherwise agree in writing, any determination required under this subsection shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection.


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

                  (iii) If, notwithstanding any reduction described in this subsection, the IRS determines that the Eligible Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Eligible Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Eligible Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Eligible Employee's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Eligible Employee's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Eligible Employee shall pay the Excise Tax.

                  (iv) If the Eligible Employee either (1) brings any action to enforce rights pursuant to this subsection 4(a), or (2) defends any legal challenge to his or her rights hereunder, the Eligible Employee shall be entitled to recover attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by the Eligible Employee, the court finds the claim was brought in good faith.

         (b) Duplication of Benefits. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. In the event that any severance benefits under any other arrangement covering an Eligible Employee become payable or are otherwise provided to such individual prior to the time that the Company's liability to pay any severance benefits under the Plan pursuant to Subsection 5(a) below becomes certain, then benefits paid under such other arrangement shall be offset against the payments and other benefits provided hereunder so that the total value of severance payments and benefits to such individual will not in the aggregate exceed those provided hereunder.

         (c) Non-Health Employee Benefits. All non-health benefits (such as life insurance and disability coverage) shall terminate as of the employee's Termination Date or as otherwise provided under the terms of the policy or agreement setting forth the terms of such benefits (except to the extent that any conversion privilege, at the Eligible Employee's expense, is available thereunder).


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

SECTION 5.        TIME OF PAYMENT AND FORM OF BENEFIT; INDEBTEDNESS.

         (a) Cash benefits under this Plan as described under Section 3(a) (less applicable tax withholdings) shall be paid in a lump sum to the Eligible Employee or his or her assignee according to the following schedule:

                  (i) if an Eligible Employee's employment terminates either (A) on or within three (3) months prior to the effective date of a Change of Control or (B) upon the occurrence of a Change of Control, in either case due to an Involuntary Termination Without Cause or a Constructive Termination, the benefits shall be payable at the time at which the Change of Control becomes effective; or

                  (ii) if an Eligible Employee's employment terminates upon or within thirteen (13) months following the effective date of a Change of Control due to an Involuntary Termination Without Cause, Constructive Termination, death or Disability, the benefits shall be payable upon the Eligible Employee's Termination Date.

         (b) Notwithstanding the foregoing, no payment shall be required to be made under this Plan prior to the fifth (5th) business day after the expiration of any waiting period or revocation period as required by applicable law or set forth in Exhibit B in order for the general waiver and release required by
Section 2(c) of this Plan to be effective. Such waiver and release shall be presented to the Eligible Employee for signature no later than ten (10) days after the date of termination of employment of the Eligible Employee from the Company or, if the date of termination of employment is prior to the date of a Change in Control, the occurrence of a Change in Control if the Eligible Employee is due benefits hereunder as a result thereof.

         (c) If an Eligible Employee is indebted to the Company on his or her Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. Notwithstanding the preceding sentence, the Plan may provide for the acceleration of the time or schedule of a payment, or a payment may be made under the Plan, as satisfaction of a debt of the Eligible Employee to the Company, only in the event such debt is incurred in the ordinary course of the service relationship between the Company and the Eligible Employee, the entire amount of reduction in any of the Company's taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Eligible Employee. In addition, the Company shall withhold appropriate federal, state, local and foreign income and employment taxes from any payments hereunder. In no event shall payment of any Plan benefit be made prior to the Eligible Employee's Termination Date.

         (d) It is the intent of this Plan for amounts payable hereunder to either meet an exemption from or to comply with the requirements of Section 409A of the Code and any regulations promulgated thereunder, and any ambiguities herein will be interpreted and this agreement will be administered to so comply. Notwithstanding Section 4(a) above, if the Eligible Employee is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Eligible Employee's termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Eligible Employee's "separation from service", and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Eligible Employee's separation from service or, if earlier, the date of Eligible Employee's death


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SECTION 6.        RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION; OTHER
                  ARRANGEMENTS; BINDING NATURE OF PLAN.

         (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

         (b) Term Of Plan. This Plan shall be effective until amended, suspended or terminated by the Company.

         (c) Amendment, Suspension Or Termination. The Company reserves the right to amend, suspend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment, suspension or termination shall affect the right to any unpaid benefit of any Eligible Employee whose Termination Date has occurred prior to amendment, suspension or termination of the Plan; and further provided, that for the period of thirteen
(13) months following the effective date of a Change of Control, the Plan shall not be amended, suspended or terminated, the Plan Administrator shall not be removed, and no Eligible Employee shall be reclassified in any manner that would adversely affect the interests of such Eligible Employee without the written consent of the Eligible Employee so affected. Subject to the foregoing, this Plan establishes and vests in each Eligible Employee a contractual right to the benefits to which such Eligible Employee is entitled hereunder, enforceable by the Eligible Employee against the Company. Any action amending, suspending or terminating the Plan may be taken only by the Chief Executive Officer of the Company or the Compensation Committee and shall be in writing, which writing must be executed by the Chief Executive Officer of the Company or Compensation Committee, as applicable; provided, however, that any material amendments to the Plan must be approved by the Compensation Committee.

         (d) Other Severance Arrangements. The Company reserves the right to make other arrangements regarding severance benefits in special circumstances.

         (e) Binding Effect On Successor To Company. This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, or upon any successor to the Company as the result of a Change of Control, and any such successor or assignee shall be required to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change of Control had taken place. In such event, the term "Company," as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.


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SECTION 7.        DEFINITIONS.

         Capitalized terms used in this Plan, unless defined elsewhere in this Plan, shall have the following meanings:

         (a) Cause means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that the Eligible Employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Eligible Employee and the Company that impairs the Company's interest therein; (iii) willful misconduct or gross neglect by the Eligible Employee of the Eligible Employee's duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company.

         (b) Change of Control means the occurrence of one or more of the following events: (1) a sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to such merger or consolidation fail to acquire at least fifty percent (50%) of the beneficial ownership of the securities of the surviving corporation (or an entity controlling the surviving corporation); (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise and the stockholders of the Company immediately prior to such merger fail to acquire at least fifty percent (50%) of the beneficial ownership of the securities of the Company (or an entity controlling the Company); or (4) the acquisition in a single transaction or series of related transactions by any person, entity or group of persons or entities (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors. "Change of Control" shall also mean the sale by the Company of one or more of the Company's product groups, but only with respect to those Eligible Employees working exclusively or primarily with the affected group or groups.

         (c) Company means Ore Pharmaceuticals Inc., a Delaware corporation, including any successor as provided in Section 6(e) hereof, and any affiliate or related entity of Ore Pharmaceuticals Inc. that is designated by the Company's Board of Directors.

         (d) Constructive Termination means the original definition in subsection (I) below in the case of an individual who both became an Eligible Employee prior to September 29, 2008, and did not accept and agree to the alternative definition in subsection (II) in a signed Exhibit (A)(2) which was returned to and acknowledged by the Company on or before the earlier of December 31, 2008 or, as to any specific Eligible Employee, such Eligible Employee's Termination Date. In the case of all other Eligible Employees, Constructive Termination means the alternative definition in Subsection (II).


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                  (I) Original Definition. Constructive Termination means that an Eligible Employee voluntarily terminates his or her employment with the Company after any of the following are undertaken without the Eligible Employee's express written consent:

                      (i) the assignment to the Eligible Employee of any duties or responsibilities which result in any diminution or adverse change of the Eligible Employee's position, status or circumstances of employment as in effect at the beginning of the three (3) month period immediately prior to a Change of Control, an adverse change in the Eligible Employee's titles or offices or reporting relationships as in effect at the beginning of the three (3) month period immediately prior to the effective date of a Change of Control, or any removal of the Eligible Employee from or any failure to reelect the Eligible Employee to any of such positions, except in connection with the termination of the Eligible Employee's service on account of death, disability, retirement, for Cause, or any voluntary termination of service by the Eligible Employee other than Constructive Termination;

                      (ii) a reduction by the Company in the Eligible Employee's annual base compensation;

                      (iii) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which the Eligible Employee is participating at the time of a Change of Control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Eligible Employee's participation in or reduce the Eligible Employee's benefits under any Benefit Plan or deprive the Eligible Employee of any fringe benefit enjoyed by the Eligible Employee at the time of a Change of Control; provided, however, that the Eligible Employee will not incur a Constructive Termination following a Change of Control based on this clause (iii) if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

                      (iv) a relocation of the Eligible Employee or the Company's offices to a location more than twenty five (25) miles from the location at which the Eligible Employee performed his or her duties prior to a Change of Control, except for required travel by the Eligible Employee on the Company's business to an extent substantially consistent with the Eligible Employee's business travel obligations at the time of a Change of Control;

                      (v) any breach by the Company of any provision of this Plan; or

                      (vi) any failure by the Company to obtain the assumption of this Plan by any successor or assign of the Company.

                  (II) Alternative Definition. Constructive Termination means that an Eligible Employee voluntarily terminates his or her employment with the Company within thirteen (13) months following the initial existence of one or more of the following conditions arising without the consent of the Eligible
Employee:


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

                      (i) A material diminution in the Eligible Employee's base compensation.

                      (ii) A material diminution in the Eligible Employee's authority, duties, or responsibilities.

                      (iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Employee is required to report, including a requirement that an Eligible Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors (if the Eligible Employee previously reported directly to the Board of Directors).

                      (iv) A material change in the geographic location at which the Eligible Employee must perform the services.

                      (v) Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Eligible Employee provides services.

         Under this alternative definition of Constructive Termination, the Eligible Employee must provide notice to the Company of the existence of one or more of the conditions described in (i) through (v) above within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Company will have a period of at least thirty (30) days during which it may remedy the condition. In the event the Company remedies the condition specified in such a notice, the condition shall not be grounds for a Constructive Termination. A Constructive Termination meeting the above requirements will be treated the same hereunder as an Involuntary Termination Without Cause.

         (e) Disability means the inability of an Eligible Employee, in the opinion of a qualified physician acceptable to the Company, in the good faith determination of the Company, to perform the major duties of that Eligible Employee's position with the Company because of the sickness or injury of the Eligible Employee. Notwithstanding the above, an Eligible Employee shall be considered as being under a Disability only if the Eligible Employee is disabled within the meaning of Code Section 409A(a)(2)(C).

         (f) Eligible Employee means an employee of the Company who is eligible to participate in the Plan as specified in Section 2 hereof.

         (g) Involuntary Termination Without Cause means the Eligible Employee's dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than "Cause." Termination due to an Eligible Employee's death or Disability shall not constitute Involuntary Termination Without Cause.

         (h) Pay means the Eligible Employee's base pay (exclusive of bonuses, shift differentials, overtime and other forms of supplemental compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding the Eligible Employee's Termination Date.


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

         (i) Plan means this Executive Severance Plan.

         (j) Severance Period means the number of months of Pay used for calculating the Eligible Employee's cash severance benefits, as specified in
Section 3(a) of the Plan; provided, however, that the Severance Period shall not continue for longer than the period for which the Eligible Employee or the covered dependent, as applicable, is entitled to COBRA continuation coverage under the Company's group health plan.

         (k) Termination Date means the last date on which the Eligible Employee is in active pay status with the Company. A holiday cannot constitute a Termination Date unless the Eligible Employee actively provided services for the Company on such holiday. Notwithstanding the above, except as regards COBRA entitlement, a Termination Date shall have the same meaning as the term "separation from service" under Code Section 409A(a)(2)(A)(i).

SECTION 8.        NO IMPLIED EMPLOYMENT CONTRACT.

         The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason or no reason, with or without notice, which right is hereby reserved.

SECTION 9.        MODIFICATION; WAIVER; ENTIRE AGREEMENT; NON-PUBLICATION.

         (a) No provisions of the Plan may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Chief Executive Officer of the Company and, to the extent such modification, waiver or discharge would have a material adverse impact on him or her, by the Eligible Employee. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in or referred to in the Plan.

         (b) The parties mutually agree not to disclose publicly the terms of the Plan except to the extent that disclosure is mandated by applicable law.

SECTION 10.       LEGAL CONSTRUCTION.

         This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Maryland.

SECTION 11.       CLAIMS, INQUIRIES AND APPEALS.

         (a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The address of the Plan Administrator is:

                            ORE PHARMACEUTICALS INC.
                        ATTN: Plan Administrator for the
                            Executive Severance Plan
                        610 Professional Drive, Suite 101
                          Gaithersburg, Maryland 20879

         (b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant's right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

         This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

         This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

         (c) Request For A Review. Any person (or that person's authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

                            ORE PHARMACEUTICALS INC.
                        ATTN: Plan Administrator for the
                            Executive Severance Plan
                        610 Professional Drive, Suite 101
                          Gaithersburg, Maryland 20879

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

         (d) Decision On Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator's decision is not given to the applicant within the time prescribed in this subsection (d), the application will be deemed denied on review.

         (e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

         (f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above,
(ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator's failure to take any action on the claim within the time prescribed by Section 11(d) above).

SECTION 12.       BASIS OF PAYMENTS TO AND FROM PLAN.

         All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13.       OTHER PLAN INFORMATION.

         (a) Employer And Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the "Plan Sponsor" as that term is used in ERISA) by the Internal Revenue Service is 06-1411336. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

         (b) Ending Date For Plan's Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan's records is December 31.

         (c) Agent For The Service Of Legal Process. The agent for the service of legal process with respect to the Plan is Vice President of Human Resources and Administration, Ore Pharmaceuticals Inc., 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879. The service of legal process may also be made on the Plan by serving the Plan Administrator.

         (d) Plan Sponsor And Administrator. The "Plan Sponsor" is Ore Pharmaceuticals Inc., 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879. The "Plan Administrator" is the Chief Executive Officer of the Company or his or her designee. The Plan Sponsor's and Plan Administrator's telephone number is (240) 361-4400. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 14.       STATEMENT OF ERISA RIGHTS.

         Participants in this Plan (which is a welfare benefit plan sponsored by ORE PHARMACEUTICALS INC.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

         (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

         (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

         (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

         No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to obtain copies of documents relating to the decision without charge and to have the Plan review and reconsider your claim, all within certain time limits.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

SECTION 15.       EXECUTION.

         To record the adoption of the amendment and restatement of the Plan as set forth herein, effective as of September 29, 2008, by the Company's Board of Directors, the Company has caused its duly authorized officer to execute same on its behalf.

                                            ORE PHARMACEUTICALS INC.

                                            By:
                                                --------------------------------

                                            Title:
                                                   -----------------------------




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